Exhibit 1

ADB Systems International Ltd.
302 The East Mall, Suite 300
Toronto, ON M9B 6C7
Tel: 416 640-0400 / Fax: 416 640-0412
Website: www.adbsys.com
(TSX: ADY; OTCBB: ADBYF)

For Immediate Release

ADB COMPLETES FUNDING ACTIVITIES

Raises $1 million through private placement

Toronto, ON – December 6, 2004 – ADB Systems International (TSX: ADY; OTCBB: ADBYF), a global provider of asset lifecycle management solutions, announced today that it has successfully completed its previously announced private placement, securing proceeds of $1 million (CDN).

Under the terms of the financing arrangement, which were disclosed previously, ADB issued units priced at $0.20 each to a group of institutional private investors, including one insider of the Company. Each unit will consist of one common share and one warrant that will entitle holders to purchase common shares in the Company at an exercise price of $0.35 each.   Warrants are exercisable for a period of up to four years.

The funding will be used to sustain ADB’s operations and accelerate the roll-out of its joint venture with GE.

ADB also announced that it issued $200,000 worth of units, which are not subject to a hold period, in respect to trade payables as part of the funding arrangement.

ADB has raised a combined total of $3.73 million in new funding in 2004 through a series of separate funding arrangements.

“As 2004 comes to a close, we can look back on the progress of our joint venture with GE, our expanded relationships with customers and a number of successful funding activities,” said Jeff Lymburner, CEO of ADB Systems International.  “The cumulative effect of these efforts, we believe, will enable us to achieve our expectations for 2005.”

This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior registration or qualification under the securities laws of any jurisdiction.  The securities described in this news release have not been registered under the securities law of any jurisdiction.

About ADB Systems International Ltd.

ADB Systems International delivers asset lifecycle management solutions that help

- more-

organizations source, manage and sell assets for maximum value.  ADB works with a growing number of customers and partners in a variety of sectors including oil and gas, government, healthcare, manufacturing and financial services.   Current customers include BP, GE Commercial Equipment Financing, Halliburton Energy Resources, the National Health Service, permanent TSB, Talisman Energy, and Vesta Insurance.

Through its wholly owned subsidiary, ADB Systems USA Inc., ADB owns a 50 percent interest in GE Asset Manager, a joint business venture with GE.  ADB has offices in Toronto (Canada), Stavanger (Norway), Tampa (U.S.), Dublin (Ireland), and London (U.K.).  The company’s shares trade on both the Toronto Stock Exchange (TSX: ADY) and the OTC Bulletin Board (OTCBB: ADBYF).

This news release may include comments that do not refer strictly to historical results or actions and may be deemed to be forward-looking within the meaning of the Safe Harbor provisions of the U.S. federal securities laws.  These include, among others, statements about expectations of future revenues, cash flows, and cash requirements.  Forward-looking statements are subject to risks and uncertainties that may cause ADB’s (“the Company”) results to differ materially from expectations.  These risks include the Company’s ability to raise additional funding, develop its business-to-business sales and operations, develop appropriate strategic alliances and successful development and implementation of technology, acceptance of the Company’s products and services, competitive factors, new products and technological changes, and other such risks as the Company may identify and discuss from time to time, including those risks disclosed in the Company’s Form 20-F filed with the Securities and Exchange Commission.  Accordingly, there is no certainty that the Company’s plans will be achieved.

Contact:

At ADB Systems International Ltd.

Joe Racanelli, Director of Marketing

Tel: (416) 640-0400 ext. 273

Fax: (416) 640-0412

E-mail: jracanelli@adbsys.com